As filed with the Securities and Exchange Commission on September 1, 2020

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAVMED INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1214177
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

One Grand Central Place, Suite 4600

New York, NY 10165

(Address of Principal Executive Offices) (Zip Code)

PAVMED INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Dr. Lishan Aklog, Chief Executive Officer

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, NY 10165

(Name and address of agent for service)

(212) 949-4319

(Telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.

Eric T. Schwartz, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th floor

New York, NY 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share, reserved for issuance under the ESPP (as defined below)	500,000.00	(2)	$1.93	(3)	$965,000.00	$125.26
Total						$125.26

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities that may be offered pursuant to the terms of the PAVmed Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), as a result of one or more adjustments under the ESPP, as applicable, to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Shares of common stock newly reserved under the ESPP.

(3)	Pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.93 per share, which is the average of the high and low prices of our common stock as reported on the Nasdaq Capital Market on August 28, 2020.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

EXPLANATORY NOTE

This Registration Statement is filed by PAVmed Inc. (the “Company”) to register additional securities issuable pursuant to the Company’s Employee Stock Purchase Plan, as amended (the “Plan”), and consists of only those items required by General Instruction E to Form S-8. The Company hereby incorporates by reference into this Registration Statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 (File No. 333-231674).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by this Part I is omitted from this Registration Statement in accordance with rules and regulations under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such items):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed on April 14, 2019) and Amendment No. 1 to the Annual Report on Form 10-K/A (filed on April 24, 2020).

●	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 (filed on May 28, 2020) and June 30, 2020 (filed on August 14, 2020).

●	Current Reports on Form 8-K filed on January 13, 2020, May 1, 2020, May 15, 2020, July 27, 2020 and August 6, 2020.

●	Form 8-A filed on January 29, 2016 registering our common stock and warrants, and Form 8-A filed on April 5, 2018 registering our Series Z warrants, under Section 12(b) of the Exchange Act.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items), will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

Graubard Miller issued the opinion as to the legality of the shares of our common stock being registered pursuant to this registration statement. Graubard Miller and its partners own warrants to purchase shares of our common stock which represent, in the aggregate, beneficial ownership of less than 1% of our common stock.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 1st day of September, 2020.

PAVMED INC.

By:	/s/ Lishan Aklog, M.D.
Lishan Aklog, M.D., CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lishan Aklog, M.D. and Dennis M. McGrath, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
By:	/s/ Lishan Aklog	Chairman of the Board of Directors	September 1, 2020
	Lishan Aklog, M.D.	and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Dennis M. McGrath	President and Chief Financial Officer	September 1, 2020
	Dennis M. McGrath	(Principal Financial and Accounting
Officer)

By:	/s/ Michael J. Glennon	Vice Chairman and Director	September 1, 2020
Michael J. Glennon

By:	/s/ David S. Battleman	Director	September 1, 2020
David S. Battleman, M.D.

By:	/s/ James Cox, M.D.	Director	September 1, 2020
James L. Cox, M.D.

By:	/s/ Ronald M. Sparks	Director	September 1, 2020
Ronald M. Sparks

By:	/s/ David Weild IV	Director	September 1, 2020
David Weild IV

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1 - SEC File No. 333-203569)

3.2	Certificate of Amendment to Certificate of Incorporation, dated April 19, 2015 (incorporated by reference to the Registrant’s Registration Statement on Form S-1 - SEC File No. 333-203569)

3.3	Certificate of Amendment to Certificate of Incorporation, dated October 1, 2018 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 2, 2018)

3.4	Certificate of Amendment to Certificate of Incorporation, dated June 26, 2019 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 27, 2019)

3.5	Certificate of Amendment to Certificate of Incorporation, dated July 24, 2020 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 27, 2020)

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on April 20, 2018)

3.7	Certificate of Elimination of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on April 20, 2018)

3.8	Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1 - SEC File No. 333-203569)

4.1	Specimen PAVmed Inc. Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 - SEC File No. 333-203569)

10.1	PAVmed Inc. Employee Stock Purchase Plan, as amended (incorporated by reference to Annex C of the Definitive Proxy Statement on Schedule 14A filed on June 11, 2020).

5.1	Opinion of Graubard Miller (filed herewith).

23.1	Consent of Marcum LLP (filed herewith).

23.2	Consent of Citrin Cooperman & Company, LLP (filed herewith).

23.3	Consent of Graubard Miller (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

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